UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 15, 2006

TriQuint Semiconductor, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-22660	95-3654013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2300 N.E. Brookwood Parkway

Hillsboro, Oregon 97124

(Address of principal executive offices, including zip code)

(503) 615-9000

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

At its meeting on February 28, 2006, the Board of Directors of TriQuint Semiconductor, Inc. (the “Company”) adopted the 2007 Employee Stock Purchase Plan (the “2007 ESPP”). The 2007 ESPP is intended to replace the Company’s 1998 ESPP, which will expire in December 2007. Subject to stockholder approval, the 2007 ESPP will go into effect on June 1, 2007 and will provide for six month offering and purchase periods. Participants will be able to purchase shares at 85% of the lower of the closing sales price of the Company’s common stock on the first or last day of the six month purchase period. Approximately 2,000,000 shares are reserved for issuance under the 2007 ESPP, subject to annual increases commencing January 1, 2008 of the lesser of 3,000,000, shares, 1.5% of the number of shares outstanding on the last day of the immediately preceding fiscal year or an amount determined by the board of directors. The 2007 ESPP will expire in February 2017.

Item 5.02(e)	Entry into a Material Definitive Agreement Regarding Executive Compensation

At its meeting on November 15, 2006, the Compensation Committee of the Board of Directors (the “Board”) of TriQuint Semiconductor, Inc. (the “Company”) approved the 2007 Management Incentive Plan (the “2007 Plan”) to provide appropriate short-term and long-term incentives to members of the Company’s senior management team. The 2007 Plan participants include all officers as well as certain senior managers and individual contributors. The Company expects its executive officers who are named in the Company’s Form 10-K to be participants in the 2007 Plan, except for Mr. DeBonis who is compensated under a sales incentive plan. The senior managers and individual contributors are nominated by the Company’s officers and approved by the Chief Executive Officer. The nominations occur as soon as practicable at the beginning of the year and remain effective during the entire year. Possible payout from the 2007 Plan will be semi-annual and will range from 0% to 30% of base salary for officers, except Mr. Dunn whose compensation is subject to his letter arrangement dated June 9, 2006. Possible payout from the 2007 Plan for non-officer participants will range from 0% to 22.5% of base salary. All payouts are based upon achievement of specific Company and Business Unit/Group performance goals. Highlights of the 2007 Plan are provided below.

•	Term of the current 2007 Plan is one year (January 1, 2007 to December 31, 2007).

•	The 2007 Plan is aggregated into two incentive periods, one effective January 1 through June 30 and the second effective July 1 through December 31.

•

Management will establish and communicate the Business Unit/Group goals for non-officer participants as soon as practicable at the beginning of the 2007 fiscal year. The incentive achievement is determined at the end of each incentive period, after the Company’s public release of earnings.

•	Officer participant receive incentive payments based on profitability goals. Non–officer participants have both profitability goals as well as other operational goals.

•	The 2007 Plan will pay only if certain minimum operating profit is achieved in the 2007 Plan period (80% of the operating profit target).

•	For non-officer participants, certain operational goals and strategic milestones must be achieved in addition to specific operating profit goals for the maximum payout in the 2007 Plan.

•

Operating profit is based on the Company’s GAAP operating income, adjusted for certain one-time gains and/or charges (severance, impairment, restructuring costs, acquired in-process research and development, first year losses or gains of any acquired entities, etc.).

•	Incentive payouts are calculated as a percentage of regular wages paid during the incentive period.

•	Incentive payouts are in addition to profit sharing payments.

•	Goal achievement applies to all eligible participants in a business unit/group as of the last date of the bonus period.

•	Participants must be in a regular, active employment status on the date of payment to receive the incentive.

•	Incentive payouts occur as soon as practical following the determination of payout amounts.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ STEPHANIE J. WELTY
Stephanie J. Welty
Vice President and Chief Financial Officer and Secretary

Date: March 6, 2007